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                                                                    EXHIBIT 99.1


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For more information, contact:
Rob Bateman, Chief Financial Officer
Applied Microsystems Corporation
 (425) 882-5683
rob.bateman@amc.com


             APPLIED MICROSYSTEMS COMPLETES SALE OF EMBEDDED SYSTEMS
               DEVELOPMENT TOOLS ASSETS TO METROWERKS CORPORATION

        REDMOND, WASH. -- NOVEMBER 4, 2002 -- Applied Microsystems Corporation (NASDAQ: APMC) today announced that it has completed the sale of its embedded systems development tools assets to Metrowerks Corporation, a wholly owned subsidiary of Motorola, Inc. (NYSE: MOT). Applied's shareholders approved the transaction at a shareholder meeting held on October 29, 2002, and Applied and Metrowerks subsequently satisfied the remaining closing requirements.

        In accordance with the previously announced terms of the transaction, the purchase price was $3.9 million, which included payment for certain inventories and tangible assets as well as all intellectual property related to Applied's embedded systems development tools business. In addition, Metrowerks assumed certain customer warranty and support obligations, and offered employment to 26 Applied personnel. Applied received $3.4 million at closing, with the remaining $500,000 held back for one year to secure certain indemnification obligations.

        The Company has scheduled its quarterly earnings conference call and corporate update for November 6, 2002, at 2:00 PM Pacific Time. The conference call can be accessed at Applied's web site at www.amc.com.

ABOUT APPLIED MICROSYSTEMS

        Applied has historically been a developer of tools for use by embedded systems developers. Applied's Libra Networks division represents an expansion into development of hardware and software products aimed at end-user markets -- specifically, corporate data centers.


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        The company can be reached at P.O. Box 97002, Redmond, Wash. 98073-9702;
by phone at 800-426-3925; or by e-mail at info@amc.com. Visit Applied on the Web at www.amc.com.


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